UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 11-K/A

                                 Amendment No. 1



[X] ANNUAL REPORT PURSUANT TO SECTION 15[d] OF THE SECURITIES EXCHANGE ACT OF
    1934

                  For the fiscal year ended: December 31, 1998

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 15[d] OF THE SECURITIES EXCHANGE ACT
    OF 1934

              For transition period from __________ to ___________

                         Commission file number 1-13648

A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                 Balchem Corporation 401(k)/Profit Sharing Plan

B. Name of the issuer of the securities held pursuant to the plan and the address of its principal executive office:

                               Balchem Corporation
                                   PO Box 175
                              Slate Hill, NY 10973

                              REQUIRED INFORMATION

Financial Statements:

4. In lieu of requirements of Items 1-3, audited statements and schedules prepared in accordance with the requirements of ERISA for the plan's fiscal year ended December 31, 1998 are presented herein.


Exhibits:

23.       Consent of KPMG LLP, Independent Auditors

                               Balchem Corporation
                           401(k)/Profit Sharing Plan

                              Financial Statements
                           and Supplemental Schedules

                          Year ended December 31, 1998




                                    CONTENTS

Report of Independent Auditors

Financial Statements

Statement of Net Assets Available for Plan Benefits
With Fund Information as of December 31, 1998.

Statement of Net Assets Available for Plan Benefits with Fund Information as of December 31, 1997.

Statement of Changes in Net Assets Available for Plan
Benefits With Fund Information for the year ended December 31, 1998.

Notes to Financial Statements


Supplemental Schedules

Line 27a - Schedule of Assets Held for Investment Purposes.
Line 27d - Schedule of Reportable Transactions.

                          Independent Auditors' Report

Plan Administrator

Balchem Corporation 401(k)/Profit Sharing Plan:

We have audited the accompanying statement of net assets available for plan benefits with fund information of Balchem Corporation 401(k)/Profit Sharing Plan (the Plan) as of December 31, 1998, and the related statement of changes in net assets available for plan benefits with fund information for the year then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1998, and the changes in net assets available for benefits for the year ended December 31, 1998, in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes as of December 31, 1998 and reportable transactions for the year then ended are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. The fund information in the statement of net assets available for plan benefits and the statement of changes in net assets available for plan benefits is presented for purposes of additional analysis rather than to present the net assets available for plan benefits and changes in net assets available for plan benefits of each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

The accompanying unaudited 1997 comparitive financial information of the Plan is presented for comparison purposes only and was not audited by us and, accordingly, we express no opinion or any other form of assurance on them.

                                              /s/ KPMG LLP

June 18, 1999
Short Hills, New Jersey

                               Balchem Corporation
                           401(k)/Profit Sharing Plan

    Statement of Net Assets Available for Plan Benefits With Fund Information
                            December 31, 1998

                                 CHASE
                                 VISTA 100%
                                 US
                                 TREASURY
                                 SECURITIES  FIDELITY    FIDELITY  FIDELITY    FIDELITY   BALCHEM
                                 MONEY       ADVISOR     ADVISOR   ADVISOR     ADVISOR    CORP.
                                 MARKET      HIGH YIELD  BALANCED  GROWTH      OVERSEAS   COMMON
                                 FUND        FUND        FUND      FUND        FUND       STOCK     OTHER     LOANS     TOTAL
                                 ----        ----        ----      ----        ----       -----     -----     -----     -----
ASSETS
Investments at fair value:
 Cash equivalents              $604,963      $ -         $ -       $ -         $ -        $  1,070  $ -       $ -       $  606,033
 Mutual funds                                 421,725     435,281   1,946,553   267,104                                  3,070,663
 Common stock                                                                              101,442                         101,442
 Participant loans                                                                                             118,017     118,017

Receivables:
 Employer's contribution                                                                             187,653               187,653
 Participants' contributions                                                                          31,691                31,691
 Interest                                                                                                627                   627
                               --------      --------    --------  ----------  --------   --------  --------  --------  ----------
TOTAL ASSETS                   $604,963      $421,725    $435,281  $1,946,553  $267,104   $102,512  $219,971  $118,017  $4,116,126
                               ========      ========    ========  ==========  ========   ========  ========  ========  ==========

                               Balchem Corporation
                           401(k)/Profit Sharing Plan

    Statement of Net Assets Available for Plan Benefits With Fund Information

                                December 31, 1997
                                   (Unaudited)


                                AMERICAN
                                LIFE AND
                                CASUALTY       FIDELITY       FIDELITY         FIDELITY       FIDELITY
                                GUARANTEED     ADVISOR        ADVISOR          ADVISOR        ADVISOR
                                INVESTMENT     HIGH YIELD     BALANCED         GROWTH         OVERSEAS
                                ACCOUNT        FUND           FUND             FUND           FUND             TOTAL
                               ------------- -------------- ---------------  --------------  --------------- -------------

 ASSETS
 Guaranteed investment
   contracts                      $ 527,419            $ -             $ -             $ -              $ -     $ 527,419
 Mutual funds                                      495,369         229,247         930,709          246,146     1,901,471

                               ============= ============== ===============  ==============  =============== =============
 TOTAL ASSETS                     $ 527,419      $ 495,369       $ 229,247       $ 930,709        $ 246,146   $ 2,428,890
                               ============= ============== ===============  ==============  =============== =============

The accompanying notes are an integral part of these financial statements.

                               Balchem Corporation
                           401(k)/Profit Sharing Plan

                Statement of Changes in Net Assets Available for
                       Plan Benefits With Fund Information
                          Year ended December 31, 1998

                                                  CHASE
                                                  VISTA 100%
                                                  US
                                                  TREASURY
                                                  SECURITIES      FIDELITY      FIDELITY       FIDELITY       FIDELITY
                                                  MONEY           ADVISOR       ADVISOR        ADVISOR        ADVISOR
                                                  MARKET          HIGH YIELD    BALANCED       GROWTH         OVERSEAS
                                                  FUND            FUND          FUND           FUND           FUND
                                                  ----------      ---------     ----------     ----------     ----------
   Additions:
      Investment income                           $   27,870     $   50,344     $   43,826     $   81,933     $    3,168
      Net appreciation (depreciation)
         in fair value of investments                      -        (56,743)         8,816        261,526         29,587
      Transfers in from former money
      purchase plan                                  211,590        143,920        112,386        429,710         78,799

      Contributions:
           Participants                               37,903         76,059         97,589        230,801         51,668
           Employer                                      746              -              -              -              -
                                                  ----------      ---------     ----------     ----------     ----------
      Total contributions                             38,649         76,059         97,589        230,801         51,668

                                                  ----------      ---------     ----------     ----------     ----------
   Total additions                                   278,109        213,580        262,617      1,003,970        163,222

   Deductions:
      Benefits paid to participants                 (172,179)      (244,648)       (32,749)       (78,597)       (74,464)
      Fees                                              (180)          (131)          (131)          (333)           (84)

   Loans (net of repayments)                         (23,627)        (5,518)       (12,838)       (23,172)        (4,816)
   Interfund transfers                                (4,579)       (36,927)       (10,865)       113,976        (62,900)
                                                  ----------      ---------     ----------     ----------     ----------

   Net increase (decrease) in net
      assets available for plan benefits              77,544        (73,644)       206,034      1,015,844         20,958

   Net assets available for plan
      benefits at beginning of year                  527,419        495,369        229,247        930,709        246,146
                                                  ----------      ---------     ----------     ----------     ----------

   Net assets available for plan
      benefits at end of year                     $  604,963      $ 421,725     $  435,281     $1,946,553     $  267,104
                                                  ==========      =========     ==========     ==========     ==========

(continued)

                                                  BALCHEM
                                                  CORP.
                                                  COMMON
                                                  STOCK            OTHER          LOANS            TOTAL
                                                 ----------     ------------    -----------     ------------
   Additions:
      Investment income                          $      374     $        627    $     5,544     $    213,686
      Net appreciation (depreciation)
         in fair value of investments               (99,649)               -              -          143,537
      Transfers in from former money
      purchase plan                                  21,463                -         47,331        1,045,199

      Contributions:
           Participants                              20,965           31,691              -          546,676
           Employer                                 161,661          187,653              -          350,060
                                                 ----------     ------------    -----------     ------------
      Total contributions                           182,626          219,344              -          896,736

                                                 ----------     ------------    -----------     ------------
   Total additions                                  104,814          219,971         52,875        2,299,158

   Deductions:
      Benefits paid to participants                  (4,264)               -         (4,121)        (611,022)
      Fees                                              (41)               -              -             (900)

   Loans (net of repayments)                            708                -         69,263                -
   Interfund transfers                                1,295                -              -                -
                                                 ----------     ------------    -----------     ------------

   Net increase (decrease) in net
      assets available for plan benefits            102,512          219,971        118,017        1,687,236

   Net assets available for plan
      benefits at beginning of year                       -                -              -        2,428,890
                                                 ----------     ------------    -----------     ------------

   Net assets available for plan
      benefits at end of year                    $  102,512     $    219,971    $   118,017     $  4,116,126
                                                 ==========     ============    ===========     ============

The accompanying notes are an integral part of these financial statements.

                               Balchem Corporation
                           401(k)/Profit Sharing Plan
                          Notes to Financial Statements
                                December 31, 1998


NOTE 1 - DESCRIPTION OF THE PLAN

The following description of the Balchem Corporation 401(k)/Profit Sharing Plan (the "Plan") provides only general information. Participants should refer to the plan agreement for a more complete description of the Plan's provisions. Effective January 1, 1998, Balchem Corporation (the "Company") amended and restated its Employees 401(k) Savings Plan to provide supplementary retirement benefits exclusively for employees of the Company. The Balchem Corporation Employees Money Purchase Pension Plan and the 401(k)Savings Plan were combined into a single plan named Balchem Corporation 401(k)/Profit Sharing Plan. Assets of the Employees Money Purchase Pension Plan were merged into the new enhanced 401(k)/profit sharing plan.

GENERAL

The Plan is a defined contribution plan covering all active employees of Balchem Corporation who have sixty days of service and are 18 years of age or older. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

The Company pays administrative and record-keeping fees for the Plan. Plan participants are required to pay fees for participant loans and certain brokerage fees for transactions pertaining to investments in Balchem Corporation Common Stock Fund.

CONTRIBUTIONS

Each year, participants may contribute up to 15 percent of pretax annual compensation. Such amounts may be limited by the maximum amounts allowed under Internal Revenue Service regulations. Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans. The employer matching contributions equal 35 percent of each participant's elected contribution up to $3,500 and discretionary Company profit sharing contributions. Matching contributions are made in Company stock on a monthly basis based upon the closing price of the stock on the last trading day of each month and are subject to the vesting schedule described below. There was a discretionary Company profit sharing employer contribution made in January, 1999 for the 1998 plan year totaling $177,926.

PARTICIPANT ACCOUNTS

Each participant's  account is credited with the participant's  contribution and
allocations  of  the  Company's   matching   contributions  and  plan  earnings.
Allocations are based on participant account balances, as defined.

VESTING

Participants are 100% vested in their contributions plus actual earnings thereon. Vesting in the Company contribution portion of their accounts plus actual earnings thereon is based on years of continuous service. A participant becomes 100 percent vested after two years of credited service.

INVESTMENT OPTIONS

Upon enrollment in the Plan, participants may direct employee contributions to any of the following options:

         Chase Vista U.S. Treasury Securities Money Market Fund - Funds are invested solely in direct debt securities of the U.S. Treasury, including Treasury bills, bonds and notes. The fund aims to provide the highest possible level of current income while still maintaining liquidity and providing maximum safety of principal.

         Fidelity Advisor Growth Opportunities Fund - Seeks long-term growth through a core investment in traditional growth stocks - companies with above average growth in sales or earnings - plus other opportunities such as special situations, debt securities and cyclicals.

         Fidelity Advisor Balanced Fund -Seeks income and capital growth utilizing a balanced approach to provide the best possible total return from income-producing securities. Investments include U.S. Treasury issues, corporate bonds, foreign investments, convertible securities and stocks.

         Fidelity Advisor High Yield Fund - Seeks a combination of a high level of income and the potential for gains. Investments focus on mature companies that are poised for dramatic growth and "turnaround"
         companies that are expected to return to favor in the marketplace. Bonds are evaluated on the basis of their potential for total return, including high interest and growth of capital investment.

         Fidelity Advisor Overseas Fund - Seeks growth of capital primarily through investments in foreign securities. The fund normally diversifies its investments across equity securities of issuers located in different countries and regions. The fund may also invest up to 35% of its assets in any type of debt securities.

         Balchem Corporation Common Stock (BCP) - Contributions may be invested in common stock of Balchem Corporation. Investments in this fund are limited to 10% of a participants contribution.

         American Life and Casualty Guaranteed Investment Account - Funds are invested in deferred annuity contracts. Interest is earned at a guaranteed rate of 4%. This fund option was discontinued as of 1/1/98. All policies were surrendered and the proceeds were invested in the Chase Vista U.S. Treasury Securities Money Market Fund as described above.

Participants may change their investment options quarterly.

PARTICIPANT LOANS

Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50 percent of their vested account balances. Loan terms extend up to five years or in excess of five years for the purchase of a primary residence. The loans are secured by the balance in the participants' accounts and bear interest at the prime rate plus 2%.

PAYMENT OF BENEFITS

On termination of service, a participant may receive a lump-sum amount equal to the vested value of his or her account, or upon death, disability, or retirement, the participant may elect to receive annual installments over a period not to exceed the participant's lifetime, or the joint lifetime of the participant and the participant's spouse, or an annuity contract.

FORFEITED ACCOUNTS

Forfeited balances of terminated participants' nonvested accounts are allocated to all active participant accounts as of the last day of the plan year. At December 31, 1998, forfeited nonvested accounts totaled $1,294.

NOTE 2 - SUMMARY OF ACCOUNTING POLICIES

BASIS OF ACCOUNTING

The financial statements of the Plan are presented on the accrual basis of accounting.

INVESTMENT VALUATION AND INCOME RECOGNITION

Investment securities held in the Plan's funds are stated at fair value determined from publicly quoted market prices. Participant loans are valued at cost, which approximates fair value. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

USE OF ESTIMATES

The preparation of the financial statements in conformity with generally accepted accounting principles requires the plan administrator to make estimates and assumptions that could affect the reported amounts of assets at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

NOTE 3 - PLAN TERMINATION

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of plan termination, participants will become 100 percent vested in their accounts.

NOTE 4 - INCOME TAX STATUS

The Plan has received a favorable determination letter dated March 26, 1999 from the Internal Revenue Service ruling that it is a qualified plan pursuant to the appropriate section of the Internal Revenue Code ("IRC") and, accordingly, the earnings of the underlying trust of the Plan are not subject to tax under present income tax law. Once qualified, the Plan is required to operate in conformity with the IRC to maintain its qualification. The Plan's administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

NOTE 5 - WITHDRAWN PARTICIPANTS

Amounts allocated to participants who are no longer employed with the Company but have not elected to withdraw from the Plan were $820,716 at December 31, 1998.

NOTE 6 - YEAR 2000 (unaudited)

The plan administrator has initiated formal communications with its significant service provider to determine the extent to which the Plan's systems or operations are vulnerable to this party's failure to remediate their systems that could be impacted by the so-called Y2K problem (the reliance in computer technologies on two digits rather than four digits to represent the calendar year - e.g., "98" for "1998"). It is generally believed that computer technologies that rely on two-digit dates, if not corrected, may produce inaccurate or unpredictable results or system failures in connection with the transition from 1999 to 2000, when dates will begin to have a lower two-digit number than dates in the prior century.

In addition, the Plan administrator has completed testing for its internal systems that impact the processing of employee benefits and believes that the internal systems are currently capable of accurately processing date data related to the change from 1999 to 2000. The Plan's service provider has indicated that it is presently taking steps to ensure that the Plan's systems and operations will also be capable of accurately processing date data related to that change.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 1999             BALCHEM CORPORATION 401(k)/Profit Sharing Plan

                               By: Balchem Corporation
                                   Plan Administrator


                               By: /s/ Dino A. Rossi
                                   -------------------------
                                   Dino A. Rossi, President,
                                   Chief Executive Officer

                                 EXHIBIT INDEX

Exhibit No.                        Exhibit Description
-----------                        -------------------

23                                 Consent of KPMG LLP

                               Balchem Corporation
                           401(k)/Profit Sharing Plan

                                December 31, 1998

          Line 27(a) - Schedule of Assets Held for Investment Purposes

                                                                     Cost               Market Value
                                                                  ----------            ------------
 CHASE VISTA 100% US TR PREMR MM                                    604,963               604,963

 FIDELITY ADVISOR HIGH YIELD FUND                                   467,305               421,725

 FIDELITY ADVISOR BALANCED FUND                                     430,636               435,281

 FIDELITY ADVISOR GROWTH FUND                                     1,696,195             1,946,553

 FIDELITY ADVISOR OVERSEAS FUND                                     255,034               267,104

 BALCHEM CORP. COMMON STOCK                                         114,863               102,512

 LOANS                                                              118,017               118,017
                                                                  ---------             ---------
 Total                                                            3,687,013             3,896,155
                                                                  =========             =========

                                                    Balchem Corporation
                                                401 (k) Profit Sharing Plan
                                                     December 31, 1998

                                     Line 27(d) - Schedule of Reportable Transactions

                                        SHARES/
       DATE                               PAR           UNIT            EXPENSE        PRINCIPAL         TRANSACTION       REALIZED
    BOUGHT/SOLD                          VALUE          PRICE          INCURRED         CASH 5%             COST           GAIN/LOSS
    -----------                          -----          -----          --------         -------             ----           ---------
           BEGINNING MARKET VALUE                                                                       -
           COMPARISON VALUE (5%)                                                                        -

BROKER:    MERRILL LYNCH

ISSUE:     057665200 - BALCHEM CORP

02/03/98 B                                1,613        15.375          242.00            25,042*           25,042
SUB-TOTAL                                                              242.00            25,042            25,042                 -
GRAND TOTAL                                                            242.00            25,042            25,042                 -




FOOTNOTES

* = SINGLE TRANSACTION IS  5% REPORTABLE
B = BUY TRANSACTION
S = SELL TRANSACTION
R = REINVESTMENT TRANSACTION

                                                    Balchem Corporation
                                                401 (k) Profit Sharing Plan
                                                     December 31, 1998

                                     Line 27(d) - Schedule of Reportable Transactions

                                        SHARES/
       DATE                               PAR           UNIT            EXPENSE        PRINCIPAL         TRANSACTION       REALIZED
    BOUGHT/SOLD                          VALUE          PRICE          INCURRED         CASH 5%             COST           GAIN/LOSS
    -----------                          -----          -----          --------         -------             ----           ---------

ISSUE:                               057665200 - BALCHEM CORP
02/03/98 B                                1,613         15.375         242.00              25,042*          25,042
SUB-TOTAL                                                              242.00              25,042           25,042               -

ISSUE:                               31S807206 - FIDELITY ADVISOR GROWTH OPPS CL T
        2/3/1998 B                        8,276         43.380         -                  359,033*         359,033
       2/17/1998 B                          362         44.310         -                   16,030*          16,030
       2/24/1998 B                          898         44.320         -                   39,798*          39,798
        3/5/1998 S                            1         44.454         -                       45*              43               2
        3/6/1998 B                           52         45.440         -                    2,344*           2,344
        3/6/1998 B                        1,589         45.440         -                   72,204*          72,204
        3/6/1998 S                           40         45.440         -                    1,836*           1,733             102
        3/9/1998 B                          257         45.350         -                   11,645*          11,645
        3/9/1998 B                           11         45.350         -                      478*             478
       3/11/1998 B                          204         45.930         -                    9,379*           9,379
       3/12/1998 B                          362         46.150         -                   16,705*          16,705
       3/12/1998 B                           11         46.151         -                      506*             506
       3/16/1998 B                           42         46.330         -                    1,964*           1,964
       3/16/1998 B                          525         46.330         -                   24,312*          24,312
       3/16/1998 B                          119         46.330         -                    5,509*           5,509
       3/16/1998 S                           36         46.330         -                    1,651*           1,534             117
       3/16/1998 S                           36         46.330         -                    1,649*           1,532             117
       3/16/1998 S                          136         46.330         -                    6,322*           5,873             449
       3/17/1998 B                          362         46.300         -                   16,776*          16,776
       3/17/1998 B                           74         46.300         -                    3,416*           3,416
       3/17/1998 B                           42         46.300         -                    1,964*           1,964
       3/19/1998 S                          353         46.410         -                   16,399*          15,225           1,174
       3/24/1998 B                          371         46.830         -                   17,355*          17,355
       3/24/1998 B                           87         46.830         -                    4,054*           4,054
       3/30/1998 B                            3         46.336         -                      139*             139
       3/31/1998 B                          855         46.510         -                   39,752*          39,752
       4/16/1998 B                          754         46.530         -                   35,071*          35,071
       4/16/1998 S                           24         46.529         -                    1,125*           1,046              78
       4/17/1998 S                           27         46.800         -                    1,257*           1,163              94
       4/20/1998 S                           42         46.810         -                    1,985*           1,835             149
       4/20/1998 S                          105         46.810         -                    4,926*           4,555             371
       4/22/1998 S                           33         46.999         -                    1,574*           1,449             124
       4/30/1998 S                          912         46.500         -                   42,421*          39,487           2,933
        5/1/1998 B                          216         46.890         -                   10,151*          10,151
        5/6/1998 S                           80         46.470         -                    3,737*           3,483             254
        5/6/1998 S                          184         46.470         -                    8,561*           7,978             583
        5/7/1998 S                           10         46.130         -                      462*             433              28

                                                    Balchem Corporation
                                                401 (k) Profit Sharing Plan
                                                     December 31, 1998

                                     Line 27(d) - Schedule of Reportable Transactions

                                        SHARES/
       DATE                               PAR           UNIT            EXPENSE        PRINCIPAL         TRANSACTION       REALIZED
    BOUGHT/SOLD                          VALUE          PRICE          INCURRED         CASH 5%             COST           GAIN/LOSS
    -----------                          -----          -----          --------         -------             ----           ---------
       5/13/1998 S                            2         46.728         -                       99*              92               7
       5/14/1998 B                          375         46.640         -                   17,495*          17,495
       5/15/1998 S                          216         46.410         -                   10,047*           9,383             664
       5/15/1998 S                           39         46.410         -                    1,798*           1,679             119
       5/20/1998 B                           14         46.580         -                      638*             638
        5/21/1998B                           20         46.599         -                      933*             933
       5/29/1998 S                           24         46.061         -                    1,103*           1,038              65
        6/2/1998 B                          336         46.120         -                   15,501*          15,501
        6/2/1998 B                          185         46.120         -                    8,531*           8,531
       6/12/1998 B                          435         46.020         -                   20,005*          20,005
       6/15/1998 B                          570         45.060         -                   25,673*          25,673
       6/24/1998 B                           42         47.080         -                    1,959*           1,959
       6/24/1998 S                           48         47.080         -                    2,251*           2,077             174
       6/26/1998 S                            2         47.087         -                       72*              66               6
        7/2/1998 B                           15         47.981         -                      743*             743
        7/8/1998 B                          363         48.560         -                   17,623*          17,623
       7/24/1998 S                            8         47.470         -                      381*             349              32
       7/24/1998 S                          -           47.453         -                       12*              11               1
       7/27/1998 B                           17         47.620         -                      787*             787
       7/27/1998 S                           11         47.620         -                      538*             491              47
       7/29/1998 S                            1         47.089         -                       68*              63               5
        8/4/1998 S                            1         45.276         -                       53*              50               2
        8/4/1998 S                            1         45.257         -                       63*              60               2
        8/5/1998 S                           16         45.310         -                      738*             708              30
        8/5/1998 S                           68         45.310         -                    3,074*           2,951             123
        8/6/1998 B                          370         45.650         -                   16,897*          16,897
        8/6/1998 B                           19         45.651         -                      873*             873
        8/6/1998 B                            1         45.641         -                       32*              32
       8/13/1998 S                          135         44.930         -                    6,057*           5,867             190
       8/20/1998 S                          290         45.740         -                   13,252*          12,609             643
       8/27/1998 B                          111         43.810         -                    4,879*           4,879
        9/1/1998 S                           23         42.160         -                      979*           1,011             (32)
        9/1/1998 S                        1,775         42.160         -                   74,852*          77,268          (2,417)
        9/9/1998 B                          862         42.900         -                   36,959*          36,959
       9/10/1998 B                          416         42.030         -                   17,487*          17,487
       9/10/1998 B                           22         42.030         -                      910*             910
       9/15/1998 S                           21         44.279         -                      919*             902              16
       9/21/1998 S                            6         44.029         -                      282*             279               3
       9/25/1998 S                            5         44.577         -                      242*             236               6
       9/29/1998 S                          723         44.510         -                   32,175*          31,437             738
       9/30/1998 S                          113         43.470         -                    4,894*           4,896              (2)
       10/6/1998 B                          329         42.240         -                   13,878*          13,878

                                                    Balchem Corporation
                                                401 (k) Profit Sharing Plan
                                                     December 31, 1998

                                     Line 27(d) - Schedule of Reportable Transactions

                                        SHARES/
       DATE                               PAR           UNIT            EXPENSE        PRINCIPAL         TRANSACTION       REALIZED
    BOUGHT/SOLD                          VALUE          PRICE          INCURRED         CASH 5%             COST           GAIN/LOSS
    -----------                          -----          -----          --------         -------             ----           ---------
       10/6/1998 B                           21         42.241         -                      881*             881
       10/6/1998 B                            6         42.240         -                      237*             237
       10/6/1998 S                          141         42.240         -                    5,962*           6,137            (175)
       10/7/1998 B                           15         41.441         -                      625*             625
       10/7/1998 S                           11         41.440         -                      447*             469             (22)
      10/13/1998 B                            4         42.191         -                      189*             189
      10/14/1998 B                           62         42.930         -                    2,652*           2,652
      10/21/1998 B                          959         45.340         -                   43,487*          43,487
      10/21/1998 S                           15         45.340         -                      677*             650              27
      10/21/1998 S                            2         45.340         -                       69*              67               3
      10/23/1998 S                            8         45.240         -                      365*             351              14
      10/23/1998 S                            1         45.242         -                       51*              49               2
      10/26/1998 B                            2         45.233         -                       87*              87
      10/28/1998 S                           26         45.381         -                    1,192*           1,143              49
      10/29/1998 S                          370         46.140         -                   17,089*          16,120             969
      10/30/1998 S                            8         46.597         -                      395*             369              26
       11/5/1998 B                          452         47.950         -                   21,668*          21,668
      11/10/1998 S                            6         47.866         -                      273*             248              24
      11/12/1998 S                           85         47.850         -                    4,079*           3,714             364
      11/20/1998 S                           15         49.400         -                      741*             653              87
      11/23/1998 S                            2         50.255         -                      118*             102              16
       12/9/1998 B                           16         50.430         -                      817*             817
       12/9/1998 B                          244         50.430         -                   12,307*          12,307
       12/9/1998 B                            7         50.427         -                      328*             328
      12/15/1998 R                        1,593         47.390         -                   75,486*          75,486             411
      12/18/1998 S                           88         48.440         -                    4,269*           3,858
      12/31/1998 S                          315         50.240         -                   15,804*          13,771           2,033
SUB-TOTAL                                                                               1,348,582        1,337,745          10,825

                                                    Balchem Corporation
                                                401 (k) Profit Sharing Plan
                                                     December 31, 1998

                                     Line 27(d) - Schedule of Reportable Transactions

                                        SHARES/
       DATE                               PAR           UNIT            EXPENSE        PRINCIPAL         TRANSACTION       REALIZED
    BOUGHT/SOLD                          VALUE          PRICE          INCURRED         CASH 5%             COST           GAIN/LOSS
    -----------                          -----          -----          --------         -------             ----           ---------
ISSUE:                               31S80730S FIDELITY ADV HIGH YLD FD CL T

        2/3/1998 B                       12,250         12.870         -                  157,651*         157,651
       2/10/1998 R                          109         12.850         -                    1,399*           1,399
       2/17/1998 B                          504         12.960         -                    6,530*           6,530
        3/3/1998 R                          229         12.940         -                    2,967*           2,967
        3/6/1998 B                           87         12.890         -                    1,118*           1,118
        3/6/1998 B                          992         12.890         -                   12,783*          12,783
        3/6/1998 S                           20         12.890         -                      262*             257               5
        3/9/1998 B                           11         12.900         -                      138*             138
       3/12/1998 B                          531         12.990         -                    6,893*           6,893
       3/12/1998 B                           10         12.991         -                      130*             130
       3/16/1998 S                          139         13.040         -                    1,806*           1,754              52
       3/16/1998 S                          409         13.040         -                    5,339*           5,184             155
       3/19/1998 S                          379         13.110         -                    4,972*           4,803             170
       3/23/1998 S                          728         13.120         -                    9,556*           9,223             333
       3/23/1998 S                          142         13.120         -                    1,857*           1,793              65
       3/31/1998 B                        1,210         13.140         -                   15,901*          15,901
        4/2/1998 R                          277         13.140         -                    3,644*           3,644
       4/16/1998 B                        1,082         13.160         -                   14,244*          14,244
       4/16/1998 S                           33         13.160         -                      429*             413              15
       4/20/1998 S                           76         13.170         -                    1,005*             968              37
       4/30/1998 S                       13,290         13.080         -                  173,833*         168,586           5,247
        5/6/1998 S                          314         13.070         -                    4,108*           3,987             121
        5/6/1998 S                        1,098         13.070         -                   14,346*          13,924             422
        5/7/1998 S                           15         13.030         -                      195*             190               5
        5/8/1998 R                          270         13.080         -                    3,528*           3,528               1
       5/13/1998 S                            3         12.981         -                       34*              33
       5/13/1998 S                            1         12.980         -                       13*              12             -
       5/14/1998 B                          493         12.970         -                    6,393*           6,393
       5/29/1998 S                           50         12.910         -                      640*             629              11
        6/2/1998 R                          217         12.910         -                    2,799*           2,799
        6/2/1998 B                          449         12.910         -                    5,798*           5,798
        6/2/1998 B                          185         12.910         -                    2,384*           2,384
       6/15/1998 B                          732         12.770         -                    9,350*           9,350
       6/26/1998 S                            7         12.819         -                       87*              86               1
        7/2/1998 B                           87         12.880         -                    1,121*           1,121
        7/6/1998 R                          222         12.860         -                    2,861*           2,861
        7/8/1998 B                          474         12.920         -                    6,120*           6,120
       7/24/1998 S                           88         12.960         -                    1,144*           1,122              23

                                                    Balchem Corporation
                                                401 (k) Profit Sharing Plan
                                                     December 31, 1998

                                     Line 27(d) - Schedule of Reportable Transactions

                                        SHARES/
       DATE                               PAR           UNIT            EXPENSE        PRINCIPAL         TRANSACTION       REALIZED
    BOUGHT/SOLD                          VALUE          PRICE          INCURRED         CASH 5%             COST           GAIN/LOSS
    -----------                          -----          -----          --------         -------             ----           ---------
       7/24/1998 S                          -           12.965         -                        3*               3             -
       7/27/1998 S                           44         12.940         -                      575*             564              11
       7/29/1998 S                            4         12.901         -                       48*              47               1
        8/3/1998 R                          238         12.890         -                    3,069*           3,069
        8/4/1998 S                            2         12.789         -                       27*              27             -
        8/5/1998 S                            4         12.759         -                       52*              52             -
        8/6/1998 B                          495         12.760         -                    6,313*           6,313
        8/6/1998 B                           34         12.760         -                      429*             429
       8/20/1998 S                           14         12.440         -                      178*             182              (4)
       8/26/1998 S                          271         12.100         -                    3,280*           3,443            (163)
       8/27/1998 S                           82         11.770         -                      961*           1,037             (76)
        9/1/1998 S                        1,149         11.350         -                   13,037*          14,590          (1,553)
        9/4/1998 R                          276         11.420         -                    3,154*           3,154
        9/8/1998 S                          -           11.392         -                        1*               1               -
       9/10/1998 B                          522         11.290         -                    5,890*           5,890
       9/10/1998 B                           35         11.290         -                      395*             395
       9/21/1998 S                            9         11.280         -                      106*             119             (13)
       9/21/1998 S                           26         11.280         -                      297*             334             (37)
       9/29/1998 S                          -           11.304         -                     -  *              -               -
       9/29/1998 S                          -           10.000         -                     -  *              -               -
       9/30/1998 S                          -           11.394         -                        5*               6              (1)
       10/1/1998 R                          267         11.400         -                    3,048*           3,048
       10/6/1998 B                          461         11.180         -                    5,157*           5,157
       10/6/1998 B                           35         11.180         -                      395*             395
       10/6/1998 S                          146         11.180         -                    1,628*           1,842            (214)
       10/6/1998 S                          970         11.180         -                   10,850*          12,278          (1,428)
       10/7/1998 S                           29         11.020         -                      320*             367             (47)
      10/21/1998 S                        5,496         10.870         -                   59,741*          69,530          (9,789)
      10/21/1998 S                            6         10.870         -                       61*              71             (10)
      10/23/1998 S                        1,818         10.990         -                   19,985*          23,005          (3,021)
      10/23/1998 S                          269         10.990         -                    2,962*           3,409            (448)
      10/29/1998 S                          292         11.020         -                    3,219*           3,696            (477)
      10/30/1998 S                           66         11.110         -                      733*             835            (102)
       11/3/1998 R                          274         11.110         -                    3,041*           3,041
       11/5/1998 B                          628         11.250         -                    7,068*           7,068
      11/10/1998 S                           21         11.410         -                      242*             267             (26)
      11/12/1998 S                           20         11.490         -                      235*             258             (23)
      11/19/1998 S                            7         11.701         -                       87*              93              (7)
      11/20/1998 S                           56         11.720         -                      662*             712             (51)
      11/23/1998 S                            4         11.761         -                       46*              49              (3)
      11/23/1998 S                            1         11.759         -                       13*              13              (1)
       12/1/1998 R                          220         11.810         -                    2,602*           2,602

                                                    Balchem Corporation
                                                401 (k) Profit Sharing Plan
                                                     December 31, 1998

                                     Line 27(d) - Schedule of Reportable Transactions

                                        SHARES/
       DATE                               PAR           UNIT            EXPENSE        PRINCIPAL         TRANSACTION       REALIZED
    BOUGHT/SOLD                          VALUE          PRICE          INCURRED         CASH 5%             COST           GAIN/LOSS
    -----------                          -----          -----          --------         -------             ----           ---------
       12/8/1998 R                          401         11.600         -                    4,651*           4,651
       12/9/1998 B                           21         11.590         -                      239*             239
       12/9/1998 B                          330         11.590         -                    3,829*           3,829
       12/9/1998 B                           12         11.590         -                      137*             137
      12/18/1998 S                          327         11.460         -                    3,751*           4,121            (369)
      12/31/1998 R                        1,006         11.330         -                   11,398*          11,398

SUB-TOTAL                                                                                 667,298          678,482         (11,188)


ISSUE:                               31S807404 FIDELITY ADVISOR BALANCED CL T

        2/3/1998 B                        7,032         18.600         -                  130,788*         130,788
       2/18/1998 B                          382         18.910         -                    7,228*           7,228
        3/5/1998 S                          192         18.940         -                    3,635*           3,504             132
        3/6/1998 B                           33         19.190         -                      628*             628
        3/6/1998 S                           88         19.190         -                    1,690*           1,607              82
        3/9/1998 B                           11         19.230         -                      208*             208
       3/12/1998 B                          381         19.440         -                    7,413*           7,413
       3/12/1998 B                           12         19.440         -                      230*             230
       3/16/1998 S                           80         19.410         -                    1,556*           1,465              91
       3/17/1998 B                          685         19.440         -                   13,319*          13,319
       3/17/1998 B                          106         19.440         -                    2,063*           2,063
        03/19/98 S                          193         19.570         -                    3,774*           3,533             240
        03/23/98 R                          136         19.270         -                    2,622*           2,622
        03/31/98 B                          203         19.580         -                    3,975*           3,975
        04/16/98 B                          812         19.870         -                   16,128*          16,128
       4/16/1998 S                           22         19.870         -                      446*             413              33
       4/17/1998 S                           62         20.000         -                    1,243*           1,143              99
       4/20/1998 S                          204         19.970         -                    4,069*           3,749             320
       4/22/1998 S                           78         19.930         -                    1,561*           1,441             120
        5/6/1998 S                          106         19.660         -                    2,086*           1,952             134
        5/6/1998 S                           49         19.660         -                      969*             907              62
        5/7/1998 S                            6         19.539         -                      114*             108               7
       5/13/1998 S                            3         19.791         -                       51*              48               4
        05/14/98 B                          346         19.790         -                    6,841*           6,841
        05/20/98 B                           27         19.940         -                      536*             536
        05/20/98 S                           56         19.940         -                    1,122*           1,036              85
        05/21/98 B                           14         19.890         -                      280*             280
       5/29/1998 S                           56         19.680         -                    1,106*           1,035              71
        6/1/1998 S                           59         19.690         -                    1,154*           1,080              74
        06/01/98 S                          162         19.690         -                    3,196*           2,990             205

                                                    Balchem Corporation
                                                401 (k) Profit Sharing Plan
                                                     December 31, 1998

                                     Line 27(d) - Schedule of Reportable Transactions

                                        SHARES/
       DATE                               PAR           UNIT            EXPENSE        PRINCIPAL         TRANSACTION       REALIZED
    BOUGHT/SOLD                          VALUE          PRICE          INCURRED         CASH 5%             COST           GAIN/LOSS
    -----------                          -----          -----          --------         -------             ----           ---------
        06/15/98 R                          142         19.620         -                    2,777*           2,777
        06/15/98 B                          523         19.350         -                   10,124*          10,124
       6/24/1998 S                           38         19.940         -                      749*             693              56
        07/02/98 B                           44         20.220         -                      890*             890
        07/08/98 B                          371         20.420         -                    7,578*           7,578
       7/24/1998 S                            4         20.190         -                       71*              65               6
        07/27/98 B                            1         20.210         -                       15*              15
        07/27/98 B                            5         20.220         -                      104*             104
       7/27/1998 S                           34         20.220         -                      692*             633              59
       7/29/1998 S                            1         19.993         -                       29*              27               2
        8/4/1998 S                            1         19.388         -                       22*              21               1
        8/5/1998 S                           51         19.430         -                      987*             939              48
        8/6/1998 B                          394         19.470         -                    7,676*           7,676
        8/6/1998 B                           29         19.470         -                      572*             572
        8/6/1998 B                            1         19.468         -                       26*              26
       8/13/1998 S                          318         19.280         -                    6,123*           5,878             245
       8/26/1998 S                           74         19.370         -                    1,438*           1,374              64
       8/27/1998 B                           68         18.850         -                    1,290*           1,290
       8/27/1998 S                           32         18.850         -                      605*             594              11
        9/1/1998 S                           55         18.170         -                      995*           1,014             (19)
        9/1/1998 S                        1,066         18.170         -                   19,367*          19,729            (362)
       9/10/1998 B                          382         18.170         -                    6,943*           6,943
       9/10/1998 B                           30         18.170         -                      540*             540
       9/15/1998 S                            8         18.841         -                      146*             144               3
       9/21/1998 S                           15         18.660         -                      281*             279               2
       9/21/1998 S                           22         18.660         -                      404*             401               3
       9/22/1998 R                          140         18.580         -                    2,601*           2,601
       9/25/1998 S                            6         18.929         -                      121*             118               3
       9/30/1998 S                          139         18.680         -                    2,599*           2,574              25
       10/6/1998 B                          383         18.390         -                    7,049*           7,049
       10/6/1998 B                           28         18.390         -                      517*             517
       10/6/1998 B                            3         18.387         -                       53*              53
       10/6/1998 S                          115         18.390         -                    2,115*           2,127             (13)
       10/6/1998 S                          580         18.390         -                   10,669*          10,733             (65)
       10/7/1998 S                           25         18.130         -                      460*             469              (9)
      10/13/1998 B                           10         18.189         -                      189*             189
      10/14/1998 B                          433         18.370         -                    7,956*           7,956
      10/21/1998 S                        1,337         19.010         -                   25,413*          24,729             684
      10/21/1998 S                           18         19.010         -                      345*             336               9
      10/23/1998 S                           17         18.960         -                      314*             306               8
      10/26/1998 B                           72         18.960         -                    1,371*           1,371
      10/26/1998 B                           17         18.960         -                      314*             314

                                                    Balchem Corporation
                                                401 (k) Profit Sharing Plan
                                                     December 31, 1998

                                     Line 27(d) - Schedule of Reportable Transactions

                                        SHARES/
       DATE                               PAR           UNIT            EXPENSE        PRINCIPAL         TRANSACTION       REALIZED
    BOUGHT/SOLD                          VALUE          PRICE          INCURRED         CASH 5%             COST           GAIN/LOSS
    -----------                          -----          -----          --------         -------             ----           ---------
      10/30/1998 S                           19         19.290         -                      375*             359              15
      10/30/1998 S                           55         19.290         -                    1,067*           1,023              44
       11/5/1998 B                          503         19.530         -                    9,824*           9,824
      11/10/1998 S                           14         19.470         -                      264*             251              13
      11/23/1998 S                            3         20.193         -                       57*              53               5
       12/8/1998 R                        2,137         18.190         -                   38,866*          38,866
       12/9/1998 B                           26         18.250         -                      476*             476
       12/9/1998 B                          283         18.250         -                    5,172*           5,172
       12/9/1998 B                            6         18.250         -                      108*             108
      12/24/1998 S                           59         18.520         -                    1,085*           1,084               2
SUB-TOTAL                                                                                 409,855          407,254           2,599


ISSUE:                               3.2E+08 FIDELITY ADVISOR OVERSEAS CL T

        2/3/1998 B                        3,945         16.840         -                   66,442*          66,442
       2/17/1998 B                          166         16.910         -                    2,805*           2,805
        3/5/1998 S                          741         17.180         -                   12,730*          12,025             706
        3/6/1998 B                           32         17.440         -                      561*             561
        3/6/1998 B                           40         17.440         -                      697*             697
        3/6/1998 S                            7         17.440         -                      129*             120               9
        3/9/1998 B                           12         17.580         -                      216*             216
       3/12/1998 B                          162         17.600         -                    2,850*           2,850
       3/12/1998 B                           12         17.601         -                      206*             206
       3/13/1998 S                        1,362         17.850         -                   24,312*          22,127           2,185
       3/13/1998 S                          292         17.850         -                    5,207*           4,740             468
       3/16/1998 S                            5         17.870         -                       84*              77               8
       3/17/1998 B                          535         17.990         -                    9,624*           9,624
       3/17/1998 B                          143         17.990         -                    2,566*           2,566
       3/23/1998 S                          430         18.150         -                    7,799*           7,009             790
       3/23/1998 S                          107         18.150         -                    1,947*           1,750             197
       3/30/1998 S                          172         18.200         -                    3,125*           2,801             324
       3/31/1998 B                          195         18.180         -                    3,546*           3,546
       4/16/1998 B                          270         18.770         -                    5,068*           5,068
       4/30/1998 S                        3,712         18.670         -                   69,301*          60,761           8,541
        5/1/1998 B                          674         18.820         -                   12,689*          12,689
        5/7/1998 B                        1,104         18.810         -                   20,765*          20,765
        5/7/1998 B                          569         18.810         -                   10,697*          10,697
        5/7/1998 S                            5         18.810         -                       89*              79              10
       5/13/1998 S                            2         18.890         -                       31*              27               4
       5/14/1998 B                          175         18.860         -                    3,296*           3,296
       5/15/1998 S                          877         18.790         -                   16,473*          14,676           1,797

                                                    Balchem Corporation
                                                401 (k) Profit Sharing Plan
                                                     December 31, 1998

                                     Line 27(d) - Schedule of Reportable Transactions

                                        SHARES/
       DATE                               PAR           UNIT            EXPENSE        PRINCIPAL         TRANSACTION       REALIZED
    BOUGHT/SOLD                          VALUE          PRICE          INCURRED         CASH 5%             COST           GAIN/LOSS
    -----------                          -----          -----          --------         -------             ----           ---------
       5/15/1998 S                          816         18.790         -                   15,341*          13,668           1,673
       5/20/1998 B                           23         18.830         -                      425*             425
       5/21/1998 B                           33         18.950         -                      622*             622
       5/22/1998 S                          233         18.960         -                    4,421*           3,905             516
       5/29/1998 S                           62         18.630         -                    1,151*           1,035             116
       6/12/1998 B                        1,111         18.010         -                   20,005*          20,005
       6/15/1998 B                          277         17.550         -                    4,859*           4,859
        7/2/1998 B                          123         18.730         -                    2,311*           2,311
        7/8/1998 B                          179         18.990         -                    3,398*           3,398
       7/27/1998 B                          102         18.630         -                    1,902*           1,902
       7/27/1998 B                           10         18.630         -                      183*             183
       7/27/1998 S                           11         18.630         -                      213*             194              20
        8/4/1998 S                            1         18.008         -                       14*              13               1
        8/5/1998 S                           26         17.980         -                      474*             446              29
        8/5/1998 S                          337         17.980         -                    6,057*           5,693             364
        8/6/1998 B                          190         17.750         -                    3,378*           3,378
        8/6/1998 B                           12         17.750         -                      212*             212
       8/13/1998 S                          346         17.090         -                    5,913*           5,851              62
       8/20/1998 S                        1,439         17.310         -                   24,901*          24,325             576
       9/10/1998 B                          180         15.870         -                    2,854*           2,854
       9/10/1998 B                           13         15.870         -                      202*             202
       9/15/1998 S                           70         16.130         -                    1,135*           1,189             (54)
       9/21/1998 S                           16         15.030         -                      247*             278             (31)
       9/25/1998 S                           14         15.380         -                      217*             239             (21)
       10/5/1998 S                           10         14.070         -                      138*             165             (28)
       10/6/1998 B                          183         14.590         -                    2,673*           2,673
       10/6/1998 B                           15         14.591         -                      214*             214
       10/6/1998 S                          160         14.590         -                    2,332*           2,696            (364)
       10/6/1998 S                          758         14.590         -                   11,065*          12,790          (1,725)
       10/7/1998 S                           28         14.860         -                      414*             470             (56)
       10/9/1998 S                           26         14.550         -                      379*             439             (60)
      10/14/1998 B                          172         15.390         -                    2,652*           2,652
      10/21/1998 S                            4         16.171         -                       63*              66              (3)
      10/26/1998 B                          854         16.010         -                   13,670*          13,670
      10/26/1998 B                           51         16.010         -                      817*             817
      10/28/1998 S                           88         16.090         -                    1,410*           1,472             (62)
      10/30/1998 S                           32         16.480         -                      530*             541             (10)
       11/5/1998 B                          234         16.970         -                    3,966*           3,966
      11/10/1998 S                           15         16.470         -                      243*             248              (5)
      11/12/1998 S                           20         16.480         -                      328*             334              (6)
      11/23/1998 S                            2         17.593         -                       40*              38               2
       12/8/1998 R                          159         16.950         -                    2,696*           2,696

                                                    Balchem Corporation
                                                401 (k) Profit Sharing Plan
                                                     December 31, 1998

                                     Line 27(d) - Schedule of Reportable Transactions

                                        SHARES/
       DATE                               PAR           UNIT            EXPENSE        PRINCIPAL         TRANSACTION       REALIZED
    BOUGHT/SOLD                          VALUE          PRICE          INCURRED         CASH 5%             COST           GAIN/LOSS
    -----------                          -----          -----          --------         -------             ----           ---------
       12/9/1998 B                           13         17.200         -                      228*             228
       12/9/1998 B                          135         17.200         -                    2,328*           2,328
       12/9/1998 B                            8         17.200         -                      138*             138
      12/18/1998 S                          116         17.110         -                    1,980*           1,945              35
SUB-TOTAL                                                                                 431,994          415,993          16,008


ISSUE:                               62826N804 - CHASE VISTA 100% US TR PREMR NM

        2/4/1998 B                      258,107          1.000         -                  258,107*         258,107
        2/5/1998 S                      118,371          1.000         -                  118,371*         118,371             -
        2/9/1998 B                      118,371          1.000         -                  118,371*         118,371
       2/12/1998 B                      527,419          1.000         -                  527,419*         527,419
       2/17/1998 B                        3,404          1.000         -                    3,404*           3,404
       2/25/1998 S                        4,469          1.000         -                    4,469*           4,469             -
       2/25/1998 S                       39,798          1.000         -                   39,798*          39,798             -
        3/2/1998 B                        2,027          1.000         -                    2,027*           2,027
        3/6/1998 B                          549          1.000         -                      549*             549
        3/6/1998 B                        1,231          1.000         -                    1,231*           1,231
        3/6/1998 S                       69,823          1.000         -                   69,823*          69,823             -
        3/6/1998 S                          358          1.000         -                      358*             358             -
       3/10/1998 B                          277          1.000         -                      277*             277
       3/12/1998 B                        3,389          1.000         -                    3,389*           3,389
       3/12/1998 B                          275          1.000         -                      275*             275
       3/13/1998 B                        9,379          1.000         -                    9,379*           9,379
       3/13/1998 S                       18,757          1.000         -                   18,757*          18,757             -
       3/16/1998 S                        2,112          1.000         -                    2,112*           2,112             -
       3/16/1998 S                        1,964          1.000         -                    1,964*           1,964             -
       3/17/1998 S                        5,878          1.000         -                    5,878*           5,878             -
       3/17/1998 S                       27,823          1.000         -                   27,823*          27,823             -
       3/19/1998 S                        6,655          1.000         -                    6,655*           6,655             -
       3/30/1998 B                          139          1.000         -                      139*             139
       3/30/1998 S                          278          1.000         -                      278*             278             -
       3/30/1998 S                       60,049          1.000         -                   60,049*          60,049             -
        4/2/1998 B                        2,790          1.000         -                    2,790*           2,790
       4/16/1998 B                        5,581          1.000         -                    5,581*           5,581
       4/22/1998 S                          365          1.000         -                      365*             365             -
        5/1/1998 B                        2,312          1.000         -                    2,312*           2,312
        5/6/1998 S                        1,754          1.000         -                    1,754*           1,754             -
        5/7/1998 S                          161          1.000         -                      161*             161             -
       5/13/1998 S                           31          1.000         -                       31*              31             -
       5/14/1998 B                        3,350          1.000         -                    3,350*           3,350

                                                    Balchem Corporation
                                                401 (k) Profit Sharing Plan
                                                     December 31, 1998

                                     Line 27(d) - Schedule of Reportable Transactions

                                        SHARES/
       DATE                               PAR           UNIT            EXPENSE        PRINCIPAL         TRANSACTION       REALIZED
    BOUGHT/SOLD                          VALUE          PRICE          INCURRED         CASH 5%             COST           GAIN/LOSS
    -----------                          -----          -----          --------         -------             ----           ---------
       5/18/1998 B                       15,570          1.000         -                   15,570*          15,570
       5/18/1998 B                       27,571          1.000         -                   27,571*          27,571
       5/21/1998 S                        1,777          1.000         -                    1,777*           1,777             -
       5/21/1998 S                          533          1.000         -                      533*             533             -
       5/27/1998 S                       14,460          1.000         -                   14,460*          14,460             -
        6/1/1998 B                        2,470          1.000         -                    2,470*           2,470
        6/2/1998 B                          120          1.000         -                      120*             120
        6/2/1998 S                       24,257          1.000         -                   24,257*          24,257             -
        6/2/1998 S                        6,881          1.000         -                    6,881*           6,881             -
       6/12/1998 S                       40,010          1.000         -                   40,010*          40,010             -
       6/15/1998 B                        4,625          1.000         -                    4,625*           4,625
        7/1/1998 B                        2,230          1.000         -                    2,230*           2,230
        7/1/1998 S                        3,431          1.000         -                    3,431*           3,431             -
        7/8/1998 B                        2,977          1.000         -                    2,977*           2,977
       7/23/1998 B                          139          1.000         -                      139*             139
       7/29/1998 B                          122          1.000         -                      122*             122
       7/29/1998 B                           88          1.000         -                       88*              88
       7/29/1998 S                        1,195          1.000         -                    1,195*           1,195             -
        8/3/1998 B                        2,258          1.000         -                    2,258*           2,258
        8/3/1998 S                          385          1.000         -                      385*             385             -
        8/4/1998 S                           63          1.000         -                       63*              63             -
        8/4/1998 S                           19          1.000         -                       19*              19             -
        8/5/1998 S                            1          1.000         -                        1*               1             -
        8/6/1998 B                        2,894          1.000         -                    2,894*           2,894
        8/6/1998 B                          400          1.000         -                      400*             400
        8/6/1998 B                        9,640          1.000         -                    9,640*           9,640
       8/14/1998 B                       20,367          1.000         -                   20,367*          20,367
       8/17/1998 B                          159          1.000         -                      159*             159
       8/21/1998 B                       37,447          1.000         -                   37,447*          37,447
       8/21/1998 S                           50          1.000         -                       50*              50             -
       8/26/1998 S                        1,451          1.000         -                    1,451*           1,451             -
       8/27/1998 S                          420          1.000         -                      420*             420             -
        9/1/1998 B                        2,410          1.000         -                    2,410*           2,410
        9/2/1998 B                      107,255          1.000         -                  107,255*         107,255
        9/2/1998 B                        2,384          1.000         -                    2,384*           2,384
        9/9/1998 S                       37,447          1.000         -                   37,447*          37,447             -
       9/10/1998 B                        3,350          1.000         -                    3,350*           3,350
       9/10/1998 B                          500          1.000         -                      500*             500             -
       9/10/1998 S                          289          1.000         -                      289*             289
       9/14/1998 S                        3,000          1.000         -                    3,000*           3,000             -
       9/29/1998 B                          297          1.000         -                      297              297
       9/29/1998 S                           59          1.000         -                       59*              59             -

                                                    Balchem Corporation
                                                401 (k) Profit Sharing Plan
                                                     December 31, 1998

                                     Line 27(d) - Schedule of Reportable Transactions

                                        SHARES/
       DATE                               PAR           UNIT            EXPENSE        PRINCIPAL         TRANSACTION       REALIZED
    BOUGHT/SOLD                          VALUE          PRICE          INCURRED         CASH 5%             COST           GAIN/LOSS
    -----------                          -----          -----          --------         -------             ----           ---------
       9/30/1998 B                       32,071          1.000         -                   32,071*          32,071
       9/30/1998 B                           73          1.000         -                       73*              73
       9/30/1998 S                            2          1.000         -                        2*               2             -
       10/1/1998 B                        2,757          1.000         -                    2,757*           2,757
       10/7/1998 B                          400          1.000         -                      400*             400
       10/7/1998 B                        3,357          1.000         -                    3,357*           3,357
       10/7/1998 B                        7,204          1.000         -                    7,204*           7,204
       10/7/1998 B                       38,546          1.000         -                   38,546*          38,546
       10/7/1998 S                            2          1.000         -                        2*               2             -
       10/8/1998 B                        2,056          1.000         -                    2,056*           2,056
      10/21/1998 S                       43,487          1.000         -                   43,487*          43,487             -
      10/21/1998 S                           71          1.000         -                       71*              71             -
      10/21/1998 S                       34,655          1.000         -                   34,655*          34,655             -
      10/26/1998 B                        5,722          1.000         -                    5,722*           5,722
      10/26/1998 B                        1,766          1.000         -                    1,766*           1,766
      10/26/1998 S                          234          1.000         -                      234*             234             -
      10/28/1998 S                       21,898          1.000         -                   21,898*          21,898             -
       11/2/1998 B                        2,882          1.000         -                    2,882*           2,882
       11/5/1998 B                        4,822          1.000         -                    4,822*           4,822
      11/10/1998 S                            1          1.000         -                        1*               1             -
      11/12/1998 S                          358          1.000         -                      358*             358             -
      11/17/1998 B                          130          1.000         -                      130*             130
      11/19/1998 S                      108,119          1.000         -                  108,119*         108,119             -
      11/20/1998 S                          155          1.000         -                      155*             155             -
      11/23/1998 S                           13          1.000         -                       13*              13             -
      11/23/1998 S                           55          1.000         -                       55*              55             -
       12/1/1998 B                        2,411          1.000         -                    2,411*           2,411
       12/2/1998 B                          -            1.000         -                     -  *              -
       12/4/1998 B                          319          1.000         -                      319*             319
      12/10/1998 B                          392          1.000         -                      392*             392
      12/10/1998 B                        2,093          1.000         -                    2,093*           2,093
      12/10/1998 B                          144          1.000         -                      144*             144
      12/18/1998 B                           44          1.000         -                       44*              44
      12/24/1998 S                          688          1.000         -                      688*             688             -
SUB-TOTAL                                                                               1,995,174        1,995,174             -


                                     628263105 - CHASE VISTA SHORT TERM BOND FD INSTL

       1/29/1998 B                       26,471         10.120         -                  267,886*         267,886
        2/3/1998 S                       26,471         10.130         -                  268,150*         267,886             265
SUB-TOTAL                                                                                 536,036          535,772             265

                                                    Balchem Corporation
                                                401 (k) Profit Sharing Plan
                                                     December 31, 1998

                                     Line 27(d) - Schedule of Reportable Transactions

                                        SHARES/
       DATE                               PAR           UNIT            EXPENSE        PRINCIPAL         TRANSACTION       REALIZED
    BOUGHT/SOLD                          VALUE          PRICE          INCURRED         CASH 5%             COST           GAIN/LOSS
    -----------                          -----          -----          --------         -------             ----           ---------
                                     628263675 - CHASE VISTA SMALL CAP EQ FD CL A

       1/29/1998 B                          385         22.840         -                    8,787*           8,787
        2/3/1998 S                          385         23.180         _                    8,918*           8,787             131
SUB-TOTAL                                                                                  17,705           17,574             131


                                     628263709 - CHASE VISTA EQUITY INCOME FD

       1/29/1998 B                          568         18.920         -                   10,740*          10,740
        2/3/1998 S                          568         19.150         -                   10,870*          10,740             131
SUB-TOTAL                                                                                  21,610           21,480             131


                                     880196209 - TEMPLETON FOREIGN FUND CL A

       1/29/1998 B                          688          9.940         -                    6,834*           6,834
        2/3/1998 S                          688         10.260         -                    7,054*           6,834             220
SUB-TOTAL                                                                                  13,888           13,668             220


                                     928374743 - CHASE VISTA BOND FUND CL A
       1/29/1998 B                       49,654         10.790         -                  535,771*         535,771             -
        2/3/1998 S                       49,654         10.790         -                  535,771*         535,771             -
       2/11/1998 B                           22         10.780         -                      238*             238             -
       2/18/1998 S                           22         10.800         -                      239*             238             -
SUB-TOTAL                                                                               1,072,019        1,072,018               -


                                     928374768 - CHASE VISTA LARGE CAP EQ FD CL A

       1/29/1998 B                          774         13.870         -                   10,740*          10,740             -
        2/3/1998 S                          774         14.140         -                   10,949*          10,740             209
SUB-TOTAL                                                                                  21,689           21,480             209


                                     928374800 - CHASE VISTA CAP GROWTH FD CL A

       1/29/1998 B                          270         43.350         -                   11,716*          11,716             -
        2/3/1998 S                          270         44.170         -                   11,938*          11,716             222
SUB-TOTAL                                                                                  23,654           23,432             222

                                                    Balchem Corporation
                                                401 (k) Profit Sharing Plan
                                                     December 31, 1998

                                     Line 27(d) - Schedule of Reportable Transactions

                                        SHARES/
       DATE                               PAR           UNIT            EXPENSE        PRINCIPAL         TRANSACTION       REALIZED
    BOUGHT/SOLD                          VALUE          PRICE          INCURRED         CASH 5%             COST           GAIN/LOSS
    -----------                          -----          -----          --------         -------             ----           ---------
                                     928374867 - CHASE VISTA PREMIER US GOVT MM

        1/5/1998 B                      243,268          1.000         -                  243,268*         243,268             -
        1/5/1998 S                      243,268          1.000         -                  243,268*         243,268             -
SUB-TOTAL                                                                                 486,536          486,536               -


                                     990007395 - TEMP FUND B

        1/5/1998 B                      243,268          1.000         -                  243,268*         243,268             -
        1/6/1998 B                      754,600          1.000         -                  754,600*         754,600             -
        2/2/1998 S                      853,149          1.000         -                  853,149*         853,149             -
        2/6/1998 B                          238          1.000         -                      238*             238             -
        2/9/1998 S                      118,371          1.000         -                  118,371*         118,371             -
       2/11/1998 S                          238          1.000         -                      238*             238             -
       2/18/1998 S                       25,042          1.000         -                   25,042*          25,042             -
        3/2/1998 B                          342          1.000         -                      342*             342             -
        3/3/1998 B                          -            1.000         -                     -  *              -               -
        3/6/1998 B                           45          1.000         -                       45*              45             -
        3/6/1998 S                          362          1.000         -                      362*             362             -
       3/13/1998 S                        1,332          1.000         -                    1,332*           1,332             -
        4/2/1998 B                            3          1.000         -                        3*               3             -
       5/14/1998 S                            3          1.000         -                        3*               3             -
SUB-TOTAL                                                              -                1,996,993        1,996,993             -


ISSUE:                               9999005G SEI STABLE ASSET FUND
       2/17/1998 B                        1,441          1.000         -                    1,441*           1,441             -
       2/18/1998 B                        7,677          1.000         -                    7,677*           7,677             -
       2/18/1998 S                        9,118          1.000         -                    9,118*           9,118             -
       2/28/1998 B                          -            1.000         -                     -  *              -               -
        3/3/1998 S                          -            1.000         -                     -  *              -               -
SUB-TOTAL                                                              -                   18,236           18,236               -

GRAND TOTAL                                                            242.00           9,086,311        9,066,879          19,422

                                                    Balchem Corporation
                                                401 (k) Profit Sharing Plan
                                                     December 31, 1998

                                     Line 27(d) - Schedule of Reportable Transactions

                                        SHARES/
       DATE                               PAR           UNIT            EXPENSE        PRINCIPAL         TRANSACTION       REALIZED
    BOUGHT/SOLD                          VALUE          PRICE          INCURRED         CASH 5%             COST           GAIN/LOSS
    -----------                          -----          -----          --------         -------             ----           ---------
BEGINNING MARKET VALUE                                                 -
COMPARISON VALUE (5%)                                                  -


ISSUE: 057665200 - BALCHEM CORP
        03/13/98 S                           19         16.000           3.00                 301*             293               8
ISSUE: 057665200 - BALCHEM CORP
        03/16/98 S                           32         16.375           5.00                 519*             494              26
ISSUE: 057665200 - BALCHEM CORP
        03/23/98 S                           16         15.750           2.00                 250*             247               3
ISSUE: 057665200 - BALCHEM CORP
        05/06/98 S                           33         23.375           5.00                 766*             513             254
ISSUE: 057665200 - BALCHEM CORP
        05/15/98 S                           47         22.500           7.00               1,050*             748             302
ISSUE: 057665200 - BALCHEM CORP
        05/22/98 S                           13         22.875           2.00                 295*             179             117
ISSUE: 057665200 - BALCHEM CORP
        06/01/98 S                           46         21.000           7.00                 959*             339             621
ISSUE: 057665200 - BALCHEM CORP
        06/23/98 S                          151         13.125          23.00               1,959*           1,111             848
ISSUE: 057665200 - BALCHEM CORP
        06/26/98 S                            1         13.000         -                       13*               7               6
ISSUE: 057665200 - BALCHEM CORP
        07/01/98 S                          123         13.000          19.00               1,580*             839             742
ISSUE: 057665200 - BALCHEM CORP
        07/24/98 S                           35         11.375           5.00                 393*             260             133
ISSUE: 057665200 - BALCHEM CORP
        07/28/98 S                           30         12.125           5.00                 359*             223             137
ISSUE: 057665200 - BALCHEM CORP
        07/29/98 S                            7         12.000           1.00                  83*              52              31
ISSUE: 057665200 - BALCHEM CORP
        07/31/98 S                            7         12.000           1.00                  83*              52              31
ISSUE: 057665200 - BALCHEM CORP
        08/05/98 S                           39         11.875           6.00                 457*             289             168
ISSUE: 057665200 - BALCHEM CORP
        08/13/98 S                          190         11.625          29.00               2,180*           1,312             868
ISSUE: 057665200 - BALCHEM CORP
        08/14/98 S                           14         11.500           2.00                 159*              97              62
ISSUE: 057665200 - BALCHEM CORP
        09/01/98 S                           47          8.875           7.00                 410*             326              84
ISSUE: 057665200 - BALCHEM CORP
        09/09/98 B                            7          9.626           1.00                  68*              68
ISSUE: 057665200 - BALCHEM CORP
        09/21/98 S                           19          8.875           3.00                 166*             121              45
ISSUE: 057665200 - BALCHEM CORP
        09/21/98 S                            9          8.876           1.00                  79*              57              21

                                                    Balchem Corporation
                                                401 (k) Profit Sharing Plan
                                                     December 31, 1998

                                     Line 27(d) - Schedule of Reportable Transactions

                                        SHARES/
       DATE                               PAR           UNIT            EXPENSE        PRINCIPAL         TRANSACTION       REALIZED
    BOUGHT/SOLD                          VALUE          PRICE          INCURRED         CASH 5%             COST           GAIN/LOSS
    -----------                          -----          -----          --------         -------             ----           ---------
ISSUE: 057665200 - BALCHEM CORP
        09/21/98 S                           34          8.875           5.00                 297*             216              81
ISSUE: 057665200 - BALCHEM CORP
        09/29/98 S                            8          9.250           1.00                  73*              51              22
ISSUE: 057665200 - BALCHEM CORP
        10/05/98 S                           20          7.625           3.00                 149*             127              22
ISSUE: 057665200 - BALCHEM CORP
        10/06/98 S                          247          7.250          37.00               1,754*           1,575             179
ISSUE: 057665200 - BALCHEM CORP
        10/07/98 S                           58          7.063           9.00                 401*             370              31
ISSUE: 057665200 - BALCHEM CORP
        10/21/98 S                           20          6.500           3.00                 127*             128              (1)
ISSUE: 057665200 - BALCHEM CORP
        10/21/98 S                          320          6.500          48.00               2,032*           2,040              (8)
ISSUE: 057665200 - BALCHEM CORP
        10/29/98 S                          141          7.750          21.00               1,072*             899             172
ISSUE: 057665200 - BALCHEM CORP
        11/20/98 S                           48          6.750           7.00                 317*             295              22
SUB-TOTAL                                                              268.00              18,351           13,328           5,027


BROKER: MERRILL LYNCH
ISSUE: 057665200 - BALCHEM CORP
        02/11/98 B                           53         14.875           8.00                 796*             796
ISSUE: 057665200 - BALCHEM CORP
        02/18/98 B                           97         14.625          15.00               1,433*           1,433
ISSUE: 057665200 - BALCHEM CORP
        03/09/98 B                            3         15.750         -                       47*              47
ISSUE: 057665200 - BALCHEM CORP
        03/12/98 B                           95         16.000          14.00               1,534*           1,534
ISSUE: 057665200 - BALCHEM CORP
        03/16/98 S                           22         16.500           3.00                 360*             339              20
ISSUE: 057665200 - BALCHEM CORP
        04/29/98 B                          203         17.250          12.00               3,514*           3,514
ISSUE: 057665200 - BALCHEM CORP
        05/01/98 B                          128         19.750           8.00               2,536*           2,536
ISSUE: 057665200 - BALCHEM CORP
        05/07/98 B                          132         23.375           8.00               3,093*           3,093
ISSUE: 057665200 - BALCHEM CORP CORP
        05/14/98 B                           63         22.875           4.00               1,445*           1,445
ISSUE: 057665200 - BALCHEM CORP CORP
        05/18/98 B                           68         23.000           4.00               1,568*           1,568

                                                    Balchem Corporation
                                                401 (k) Profit Sharing Plan
                                                     December 31, 1998

                                     Line 27(d) - Schedule of Reportable Transactions

                                        SHARES/
       DATE                               PAR           UNIT            EXPENSE        PRINCIPAL         TRANSACTION       REALIZED
    BOUGHT/SOLD                          VALUE          PRICE          INCURRED         CASH 5%             COST           GAIN/LOSS
    -----------                          -----          -----          --------         -------             ----           ---------
ISSUE: 057665200 - BALCHEM CORP CORP
        05/20/98 B                            5         22.876         -                      115*             115
ISSUE: 057665200 - BALCHEM CORP CORP
        05/20/98 S                            8         22.500         -                      180*             110              69
ISSUE: 057665200 - BALCHEM CORP
        05/29/98 B                            2         21.250         -                       43*              43
ISSUE: 057665200 - BALCHEM CORP CORP
        06/02/98 B                          190         21.250          11.00               4,049*           4,049
ISSUE: 057665200 - BALCHEM CORP
        06/02/98 B                            2         21.375         -                       43*              43
ISSUE: 057665200 - BALCHEM CORP CORP
        06/15/98 B                          157         13.750           9.00               2,168*           2,168
ISSUE: 057665200 - BALCHEM CORP CORP
        07/08/98 B                          122         13.125          18.00               1,620*           1,620
ISSUE: 057665200 - BALCHEM CORP
        08/06/98 B                          138         11.875          21.00               1,659*           1,659
ISSUE: 057665200 - BALCHEM CORP CORP
        08/21/98 B                           85         10.750          13.00                 927*             927
ISSUE: 057665200 - BALCHEM CORP CORP
        09/09/98 B                           50          9.625           8.00                 489*             489
ISSUE: 057665200 - BALCHEM CORP CORP
        09/10/98 B                           15          9.625           2.00                 147*             147
ISSUE: 057665200 - BALCHEM CORP CORP
        09/10/98 B                          145          9.625          22.00               1,417*           1,417
ISSUE: 057665200 - BALCHEM CORP
        09/30/98 B                           11          9.187           2.00                 103*             103
ISSUE: 057665200 - BALCHEM CORP CORP
        10/06/98 B                          168          7.625          25.00               1,306*           1,306
ISSUE: 057665200 - BALCHEM CORP
        10/06/98 B                           18          7.625           3.00                 140*             140
ISSUE: 057665200 - BALCHEM CORP CORP
        10/26/98 B                           17          6.375           3.00                 111*             111
ISSUE: 057665200 - BALCHEM CORP CORP
        10/27/98 S                            5          7.750           1.00                  38*              32               6
ISSUE: 057665200 - BALCHEM CORP
        11/05/98 B                          274          7.376          36.00               2,057*           2,057
ISSUE: 057665200 - BALCHEM CORP CORP
        12/09/98 B                          222          5.750          13.00               1,290*           1,290
ISSUE: 057665200 - BALCHEM CORP
        12/24/98 B                           46          5.250           3.00                 239*             280             (41)
ISSUE: 057665200 - BALCHEM CORP
        12/30/98 B                           14          5.375           1.00                  74*              85             (11)
         SUB-TOTAL                                                     267.00              34,541           34,496              43

                                                    Balchem Corporation
                                                401 (k) Profit Sharing Plan
                                                     December 31, 1998

                                     Line 27(d) - Schedule of Reportable Transactions

                                        SHARES/
       DATE                               PAR           UNIT            EXPENSE        PRINCIPAL         TRANSACTION       REALIZED
    BOUGHT/SOLD                          VALUE          PRICE          INCURRED         CASH 5%             COST           GAIN/LOSS
    -----------                          -----          -----          --------         -------             ----           ---------

BROKER: NOT-APPLICABLE


ISSUE: 057665200 - BALCHEM CORP
        06/24/98 S                            1         22.760         -                       11*               4               8
         SUB-TOTAL                                     -                                       11                4               8

GRAND TOTAL                                                            535.00              52,903          47,828           5,078


FOOTNOTES

* = SINGLE TRANSACTION IS 5% REPORTABLE
B = BUY TRANSACTION
S = SELL TRANSACTION
R = REINVESTMENT TRANSACTION

BEGINNING MARKET VALUE                                 -
COMPARISON VALUE (5%)                                  -


ISSUE:                               057665200 - BALCHEM CORP
       2/11/1998 B                           53         14.875           8.00                 796*             796
       2/18/1998 B                           97         14.625          15.00               1,433*           1,433
        3/9/1998 B                            3         15.750         -                       47*              47
       3/12/1998 B                           95         16.000          14.00               1,534*           1,534
       3/13/1998 S                           19         16.000           3.00                 301*             293               8
       3/16/1998 S                           32         16.375           5.00                 519*             494              26
       3/16/1998 S                           22         16.500           3.00                 360*             339              20
       3/23/1998 S                           16         15.750           2.00                 250*             247               3
       4/29/1998 B                          203         17.250          12.00               3,514*           3,514
        5/1/1998 B                          128         19.750           8.00               2,536*           2,536
        5/6/1998 S                           33         23.375           5.00                 766*             513             254
        5/7/1998 B                          132         23.375           8.00               3,093*           3,093
       5/14/1998 B                           63         22.875           4.00               1,445*           1,445
       5/15/1998 S                           47         22.500           7.00               1,050*             748             302
       5/18/1998 B                           68         23.000           4.00               1,568*           1,568
       5/20/1998 B                            5         22.876         -                      115*             115              69
       5/20/1998 S                            8         22.500         -                      180*             110

                                                    Balchem Corporation
                                                401 (k) Profit Sharing Plan
                                                     December 31, 1998

                                     Line 27(d) - Schedule of Reportable Transactions

                                        SHARES/
       DATE                               PAR           UNIT            EXPENSE        PRINCIPAL         TRANSACTION       REALIZED
    BOUGHT/SOLD                          VALUE          PRICE          INCURRED         CASH 5%             COST           GAIN/LOSS
    -----------                          -----          -----          --------         -------             ----           ---------
       5/22/1998 S                           13         22.875           2.00                 295*             179             117
       5/29/1998 B                            2         21.250         -                       43*              43
        6/1/1998 S                           46         21.000           7.00                 959*             339             621
        6/2/1998 B                          190         21.250          11.00               4,049*           4,049
        6/2/1998 B                            2         21.375         -                       43*              43
       6/15/1998 B                          157         13.750           9.00               2,168*           2,168
       6/23/1998 S                          151         13.125          23.00               1,959*           1,111             848
       6/24/1998 S                            1         22.760         -                       11*               4               8
       6/26/1998 S                            1         13.000         -                       13*               7               6
        7/1/1998 S                          123         13.000          19.00               1,580*             839             742
        7/8/1998 B                          122         13.125          18.00               1,620*           1,620
       7/24/1998 S                           35         11.375           5.00                 393*             260             133
       7/28/1998 S                           30         12.125           5.00                 359*             223             137
       7/29/1998 S                            7         12.000           1.00                  83*              52              31
       7/31/1998 S                            7         12.000           1.00                  83*              52              31
        8/5/1998 S                           39         11.875           6.00                 457*             289             168
        8/6/1998 B                          138         11.875          21.00               1,659*           1,659             868
       8/13/1998 S                          190         11.625          29.00               2,180*           1,312
       8/14/1998 S                           14         11.500           2.00                 159*              97              62
       8/21/1998 B                           85         10.750          13.00                 927*             927
        9/1/1998 S                           47          8.875           7.00                 410*             326              84
        9/9/1998 B                            7          9.626           1.00                  68*              68
        9/9/1998 B                           50          9.625           8.00                 489*             489
       9/10/1998 B                           15          9.625           2.00                 147*             147
       9/10/1998 B                          145          9.625          22.00               1,417*           1,417
       9/21/1998 S                           19          8.875           3.00                 166*             121              45
       9/21/1998 S                            9          8.876           1.00                  79*              57              21
       9/21/1998 S                           34          8.875           5.00                 297*             216              81
       9/29/1998 S                            8          9.250           1.00                  73*              51              22
       9/30/1998 B                           11          9.187           2.00                 103*             103
       10/5/1998 S                           20          7.625           3.00                 149*             127              22
       10/6/1998 B                          168          7.625          25.00               1,306*           1,306
       10/6/1998 B                           18          7.625           3.00                 140*             140
       10/6/1998 S                          247          7.250          37.00               1,754*           1,575             179
       10/7/1998 S                           58          7.063           9.00                 401*             370              31
      10/21/1998 S                           20          6.500           3.00                 127*             128              (1)
      10/21/1998 S                          320          6.500          48.00               2,032*           2,040              (8)
      10/26/1998 B                           17          6.375           3.00                 111*             111
      10/27/1998 S                            5          7.750           1.00                  38*              32               6
      10/29/1998 S                          141          7.750          21.00               1,072*             899             172
       11/5/1998 B                          274          7.376          36.00               2,057*           2,057
      11/20/1998 S                           48          6.750           7.00                 317*             295              22

                                                    Balchem Corporation
                                                401 (k) Profit Sharing Plan
                                                     December 31, 1998

                                     Line 27(d) - Schedule of Reportable Transactions

                                        SHARES/
       DATE                               PAR           UNIT            EXPENSE        PRINCIPAL         TRANSACTION       REALIZED
    BOUGHT/SOLD                          VALUE          PRICE          INCURRED         CASH 5%             COST           GAIN/LOSS
    -----------                          -----          -----          --------         -------             ----           ---------
       12/9/1998 B                          222          5.750          13.00               1,290*           1,290
      12/24/1998 S                           46          5.250           3.00                 239*             280             (41)
      12/30/1998 S                           14          5.375           1.00                  74*              85             (11)
SUB-TOTAL                                                              535.00              52,903           47,828           5,078


ISSUE:                               9.3E+08 - CHASE VISTA PREMIER US GOVT MM
       2/19/1998 B                            8          1.000         -                        8*               8
       2/23/1998 S                            8          1.000         -                        8*               8             -
       2/24/1998 B                            5          1.000         -                        5*               5
       2/27/1998 S                            5          1.000         -                        5*               5             -
        3/2/1998 B                            5          1.000         -                        5*               5
        3/2/1998 S                            5          1.000         -                        5*               5             -
        8/7/1998 B                        1,768          1.000         -                    1,768*           1,768
       8/11/1998 B                          457          1.000         -                      457*             457
       8/11/1998 S                        2,225          1.000         -                    2,225*           2,225             -
       8/12/1998 B                           26          1.000         -                       26*              26
       8/17/1998 B                          105          1.000         -                      105*             105
       8/20/1998 B                          159          1.000         -                      159*             159
       8/26/1998 S                          289          1.000         -                      289*             289
         SUB-TOTAL                                                     -                    5,065            5,065             -


ISSUE:                               990007395 - TEMP FUND B

        2/4/1998 B                       25,046          1.000         -                   25,046*          25,046
        2/5/1998 S                       25,046          1.000         -                   25,046*          25,046             -
       2/18/1998 B                        1,441          1.000         -                    1,441*           1,441
       2/23/1998 B                            8          1.000         -                        8*               8
       2/23/1998 S                        1,433          1.000         -                    1,433*           1,433             -
       2/27/1998 B                            5          1.000         -                        5*               5
        3/2/1998 B                            5          1.000         -                        5*               5
       3/10/1998 B                           61          1.000         -                       61*              61
       3/12/1998 B                        1,549          1.000         -                    1,549*           1,549
       3/13/1998 S                        1,596          1.000         -                    1,596*           1,596             -
       3/16/1998 B                            5          1.000         -                        5*               5
       3/17/1998 S                          -            1.000         -                     -  *              -               -
       3/18/1998 S                           43          1.000         -                       43*              43
        4/2/1998 B                          -            1.000         -                     -  *              -
        4/3/1998 S                          -            1.000         -                     -  *              -               -
       4/20/1998 B                        3,469          1.000         -                    3,469*           3,469
        5/1/1998 B                            6          1.000         -                        6*               6

                                                    Balchem Corporation
                                                401 (k) Profit Sharing Plan
                                                     December 31, 1998

                                     Line 27(d) - Schedule of Reportable Transactions

                                        SHARES/
       DATE                               PAR           UNIT            EXPENSE        PRINCIPAL         TRANSACTION       REALIZED
    BOUGHT/SOLD                          VALUE          PRICE          INCURRED         CASH 5%             COST           GAIN/LOSS
    -----------                          -----          -----          --------         -------             ----           ---------
        5/1/1998 B                            6          1.000         -                        6*               6
        5/4/1998 B                        2,532          1.000         -                    2,532*           2,532             -
        5/5/1998 S                        3,514          1.000         -                    3,514*           3,514
        5/7/1998 S                        2,499          1.000         -                    2,499*           2,499             -
        5/7/1998 B                        3,111          1.000         -                    3,111*           3,111
        5/8/1998 S                        3,111          1.000         -                    3,111*           3,111             -
       5/12/1998 B                          729          1.000         -                      729*             729
       5/14/1998 B                           88          1.000         -                       88*              88
       5/14/1998 B                        1,459          1.000         -                    1,459*           1,459
       5/18/1998 B                        1,570          1.000         -                    1,570*           1,570
       5/21/1998 B                          178          1.000         -                      178*             178             -
       5/27/1998 S                          -            1.000         -                     -  *              -
       5/27/1998 S                        2,997          1.000         -                    2,997*           2,997             -
        6/1/1998 B                           11          1.000         -                       11*              11
        6/2/1998 S                           12          1.000         -                       12*              12             -
       6/15/1998 B                            7          1.000         -                        7*               7
       6/15/1998 B                        2,174          1.000         -                    2,174*           2,174
       6/18/1998 S                        2,182          1.000         -                    2,182*           2,182             -
       6/25/1998 S                          948          1.000         -                      948*             948             -
       6/26/1998 B                          948          1.000         -                      948*             948
       6/26/1998 S                            1          1.000         -                        1*               1             -
       6/30/1998 S                            4          1.000         -                        4*               4             -
        7/1/1998 B                            5          1.000         -                        5*               5
        7/9/1998 B                            4          1.000         -                        4*               4
        7/9/1998 S                           53          1.000         -                       53*              53             -
        7/9/1998 S                            1          1.000         -                        1*               1             -
       7/13/1998 S                            1          1.000         -                        1*               1             -
       7/23/1998 S                          139          1.000         -                      139*             139             -
       7/29/1998 S                          -            1.000         -                     -  *              -               -
        8/3/1998 B                            4          1.000         -                        4*               4
       8/14/1998 S                           94          1.000         -                       94*              94             -
       8/24/1998 S                          252          1.000         -                      252*             252             -
        9/1/1998 B                            5          1.000         -                        5*               5             -
       9/10/1998 B                        1,419          1.000         -                    1,419*           1,419             -
       9/10/1998 B                          147          1.000         -                      147*             147             -
       9/10/1998 B                          289          1.000         -                      289*             289             -
       9/10/1998 B                            3          1.000         -                        3*               3             -
       9/16/1998 S                        1,548          1.000         -                    1,548*           1,548             -
       9/29/1998 S                            5          1.000         -                        5*               5             -
       9/29/1998 S                            1          1.000         -                        1*               1             -
       9/29/1998 S                            1          1.000         -                        1*               1             -
       9/29/1998 S                          -            1.000         -                     -  *              -               -

                                                    Balchem Corporation
                                                401 (k) Profit Sharing Plan
                                                     December 31, 1998

                                     Line 27(d) - Schedule of Reportable Transactions

                                        SHARES/
       DATE                               PAR           UNIT            EXPENSE        PRINCIPAL         TRANSACTION       REALIZED
    BOUGHT/SOLD                          VALUE          PRICE          INCURRED         CASH 5%             COST           GAIN/LOSS
    -----------                          -----          -----          --------         -------             ----           ---------
       9/29/1998 S                            5          1.000         -                        5*               5             -
       10/1/1998 B                            5          1.000         -                        5*               5
       10/7/1998 B                            2          1.000         -                        2*               2
       10/7/1998 B                            3          1.000         -                        3*               3
      10/21/1998 S                          -            1.000         -                     -  *              -               -
      10/21/1998 S                          -            1.000         -                     -  *              -               -
      10/26/1998 B                          117          1.000         -                      117*             117
       11/2/1998 B                            4          1.000         -                        4*               4
       11/5/1998 B                            1          1.000         -                        1*               1
       11/5/1998 B                        2,059          1.000         -                    2,059*           2,059
       11/5/1998 S                          111          1.000         -                      111*             111             -
      11/17/1998 S                        2,057          1.000         -                    2,057*           2,057             -
      11/20/1998 S                          -            1.000         -                     -  *              -               -
       12/1/1998 B                            7          1.000         -                        7*               7
       12/4/1998 S                            1          1.000         -                        1*               1             -
       12/4/1998 S                           14          1.000         -                       14*              14             -
      12/10/1998 B                            1          1.000         -                        1*               1
      12/18/1998 B                           38          1.000         -                       38*              38
      12/21/1998 B                            4          1.000         -                        4*               4
      12/28/1998 S                            8          1.000         -                        8*               8             -
      12/30/1998 S                            1          1.000         -                        1*               1             -
SUB-TOTAL                                                              -                   96,203           96,203             -

GRAND TOTAL                                                           535                 154,171          149,096           5,078


FOOTNOTES

* SINGLE TRANSACTION IS 5% REPORTABLE
B = BUY TRANSACTION
S = SELL TRANSACTION
R = REINVESTMENT TRANSACTION